Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-190808 and 333-153487) and Form S-8 (Nos. 333-160717, 333-146752, 333-124960, 333-86728 and 333-59902) of Arotech Corporation of our report dated March 18, 2014 with respect to the consolidated financial statements of UEC Electronics, LLC and subsidiaries for the years ended December 31, 2013 and 2012 included in Arotech Corporation’s Current Report on Form 8-K dated April 1, 2014.

/s/ Moore Beauston & Woodham LLP
Moore Beauston & Woodham LLP

Charleston, South Carolina
March 31, 2014